Exhibit 99.1

Contacts:	Amedisys, Inc.
Kevin LeBlanc
Director of Investor Relations
(225) 292-2031
kleblanc@amedisys.com

AMEDISYS REPORTS FOURTH QUARTER REVENUE AND EARNINGS

AND ISSUES 2010 GUIDANCE

AMEDISYS TO HOST CONFERENCE CALL

TODAY AT 10:00 A.M. ET

BATON ROUGE, Louisiana (February 23, 2010) — Amedisys, Inc. (NASDAQ: AMED), one of America’s leading home health nursing companies, today reported its financial results for the three months and year ended December 31, 2009. We posted record financial performance with net service revenue and net income attributable to Amedisys, Inc., increasing 19.2% and 43.5%, respectively, over the three month period ended December 31, 2008.

Three-Month Periods Ended December 31, 2009 and 2008

•	Net service revenue increased $65.4 million or 19.2% to $405.5 million compared to $340.1 million in 2008, with $52.7 million of the increase related to growth through base/start-up agencies.

•	Net income attributable to Amedisys, Inc. increased $11.5 million or 43.5% to $37.8 million compared to $26.3 million in 2008

•

Diluted earnings per share increased 39.2% to $1.35 compared to $0.97 per diluted share in 2008. The weighted average number of diluted shares outstanding increased to approximately 28.1 million compared to 27.1 million in 2008.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 38.8% to $71.3 million compared to $51.4 million in 2008.

Years Ended December 31, 2009 and 2008

•	Net service revenue increased $326.1 million or 27.5% to $1.5 billion compared to $1.2 billion in 2008, with $206.0 million of the increase related to growth through base/start-up agencies.

•	Net income attributable to Amedisys, Inc. increased $49.1 million or 56.7% to $135.8 million compared to $86.7 million in 2008

•

Diluted earnings per share increased 51.9% to $4.89 compared to $3.22 per diluted share in 2008. The weighted average number of diluted shares outstanding increased to approximately 27.7 million compared to 26.9 million in 2008.

•	EBITDA increased 47.5% to $261.8 million compared to $177.4 million in 2008.

“We had outstanding results for the fourth quarter and full year ending 2009. This marks the seventh consecutive year in which we have increased our earnings per share in excess of 20%,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “During the past quarter we made tremendous progress in positioning Amedisys for future growth by hiring strong executive leadership, strengthening clinical resources in the field, and continuing to invest in technology.”

2010 Guidance

•	Net service revenue is anticipated to be in the range of $1.700 billion to $1.750 billion, excluding the effects of future acquisitions, if any are made.

•	Diluted earnings per share is expected to be in the range of $5.40 to $5.60 based on an estimated 28.8 million shares outstanding, also excluding the effects of future acquisitions, if any are made.

We urge caution in considering the current trends and 2010 guidance disclosed in this press release. The home health and hospice industry is highly competitive and subject to intensive regulations, and trends and guidance are subject to numerous factors, risks, and uncertainties, some of which are referenced in the cautionary language below and others that are described more fully in our reports filed with the Securities and Exchange Commission (“SEC”) including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and subsequent Quarterly Reports on Form 10-Q, and current reports on Form 8-K which can be found on the SEC’s internet website, http://www.sec.gov, and our internet website, http://www.amedisys.com. We disclaim any obligations to update disclosed information on trends or guidance.

Earnings Call and Webcast Information

To participate in the conference call, please dial (888) 204-4520 (Toll free) or (913) 312-0937 (Toll) a few minutes before 10:00 a.m. ET on Tuesday, February 23, 2010. A replay of the conference call will be available beginning at 1:00 p.m. ET on February 23, 2010 through March 2, 2010. The replay dial in number is (888) 203-1112 (Toll free) or (719) 457-0820 (Toll). The replay pin number is 6461385.

The call will also be available through our website and for seven days thereafter at the following web address: http://www.amedisys.com/investors

We are headquartered in Baton Rouge, Louisiana. Our common stock trades on the NASDAQ Global Select Market under the symbol “AMED.”

Additional information

Our company website address is www.amedisys.com, which we use as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding our company, is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We also use our website to expedite public access to time-critical information regarding our company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the “Investor Relations” subpage of our website for important and time-critical information. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the “Investor Relations” subpage of our website.

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open agencies, acquire additional agencies and integrate and operate these agencies effectively, changes in or our failure to comply with existing Federal and State laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the home health industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services due to the economic downturn and deficit spending by Federal and State governments, future cost containment initiatives undertaken by third-party payors, our access to financing due to the volatility and disruption of the capital and credit markets, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate and manage our information systems and various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

Non-GAAP Financial Measure

This press release includes the following non-GAAP financial measure as defined under SEC rules: EBITDA, defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense and depreciation and amortization. In accordance with SEC rules, we have provided herein a reconciliation of this non-GAAP financial measure to the most directly comparable measure under generally accepted accounting principles (“GAAP”). Management believes that EBITDA is a useful gauge of our performance and is a common measure used in our industry to assess relative financial performance among companies.

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED FINANCIAL STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

Balance Sheet Information

	As of December 31,
	2009	2008
Current assets	$218,036	$194,350
Total assets	1,172,351	1,070,194
Total current liabilities	229,306	204,627
Total long-term obligations	206,710	303,449
Total equity	736,335	562,118

Income Statement Information

	For the three-month periods ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
Net service revenue	$405,472	$340,096	$1,513,459	$1,187,415
Cost of service, excluding depreciation and amortization	197,370	161,989	724,465	562,633
General and administrative and other expenses	144,547	131,235	558,246	467,681

Operating expenses	341,917	293,224	1,282,711	1,030,314

Operating income	63,555	46,872	230,748	157,101
Other expense	(2,120)	(5,067)	(8,354)	(15,745)

Income before income taxes	61,435	41,805	222,394	141,356
Income tax expense	(23,397)	(15,461)	(86,171)	(54,743)

Net income	38,038	26,344	136,223	86,613
Net (income) loss attributable to noncontrolling interests	(246)	(3)	(386)	69

Net income attributable to Amedisys, Inc.	$37,792	$26,341	$135,837	$86,682

Net income per share attributable to Amedisys, Inc. common stockholders:
Basic	$1.37	$0.99	$4.99	$3.28

Diluted	$1.35	$0.97	$4.89	$3.22

Weighted average shares outstanding:
Basic	27,607	26,692	27,231	26,445

Diluted	28,095	27,096	27,759	26,903

Cash Flow Information

	For the three-month periods ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
Net cash provided by operating activities	$28,737	$63,907	$247,659	$150,741
Net cash (used in) investing activities	(32,484)	(36,811)	(97,255)	(505,651)
Net cash (used in) provided by financing activities	(6,928)	(29,913)	(118,766)	301,567

Net increase (decrease) in cash and cash equivalents	(10,675)	(2,817)	31,638	(53,343)
Cash and cash equivalents at beginning of period	45,160	5,664	2,847	56,190

Cash and cash equivalents at end of period	$34,485	$2,847	$34,485	$2,847

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA

(Financial Data in thousands)

(Unaudited)

	For the three-month periods ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
Financial Data:
Depreciation and amortization expense	$7,630	$4,678	$28,312	$20,406
Capital expenditures	$10,361	$7,775	$36,359	$28,385
Key Statistical Data:
General
Number of home health agencies	521	480	521	480
Number of hospice agencies	65	48	65	48
Number of home health agencies acquired	1	9	8	131
Number of hospice agencies acquired	—	3	12	14
Number of home health agencies opened as start-up locations	13	15	41	35
Number of hospice agencies opened as start-up locations	4	1	7	5
Days revenue outstanding, net (1)	33.9	47.2	33.9	47.2
Internal episodic-based revenue growth (2)	15%	30%	18%	28%
Internal episodic-based admission growth (3)	7%	11%	6%	11%
Internal episodic-based recertification growth (4)	2%	20%	8%	25%
Total visits (5)	2,261,121	1,991,407	8,702,146	7,004,200
Home Health
Episodic-based admissions (6)	59,694	53,748	231,782	199,371
Episodic-based recertifications (7)	51,652	49,773	204,757	178,840
Episodic-based completed episodes (8)	108,360	98,592	411,975	353,076
Average episodic-based revenue per completed episode (9)	$3,260	$2,972	$3,166	$2,854
Episodic-based visits per completed episode (10)	19.0	17.6	18.5	17.2
Hospice
Average daily census (11)	2,556	1,667	2,150	1,468
Average length of stay (12)	90	86	82	82

(1)

Our calculation of days revenue outstanding, net at December 31, 2009 and 2008 is derived by dividing our ending net patient accounts receivable (i.e. net of estimated revenue adjustments and allowance for doubtful accounts) by our average daily net patient revenue for the three-month period ended December 31, 2009 and 2008, respectively.

(2)	Internal episodic-based revenue growth is the percent increase in our base/start-up episodic-based revenue for the period as a percent of the total episodic-based revenue of the prior period.
(3)	Internal episodic-based admission growth is the percent increase in our base/start-up episodic-based admissions for the period as a percent of the total episodic-based admissions of the prior period.
(4)

Internal episodic-based recertification growth is the percent increase in our base/start-up episodic-based recertifications for the period as a percent of the total episodic-based recertifications of the prior period.

(5)

Total visits are defined as the number of times during the period that our registered nurses, licensed practical nurses, physical therapists, speech therapists, occupational therapists, medical social workers and home health aides visited all eligible patients in their residences.

(6)

Episodic-based admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(7)

Episodic-based recertifications are defined as the number of patients recertified to our agencies during the period for an additional 60-day episode of care where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(8)

Episodic-based completed episodes are defined as the number of patients that have either reached the end of their 60-day eligibility period or terminated their service before the 60-day eligibility period has lapsed where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(9)	Average episodic-based revenue per completed episode is the average episodic-based revenue earned for each episodic-based completed episode of care.
(10)

Episodic-based visits per episode is calculated by dividing the total number of episodic-based visits on completed episodes in the period by the total number of episodic-based episodes completed in this period.

(11)	Average daily census is calculated by dividing the total number of patient days serviced in the period by the number of calendar days in the period.
(12)	Average length of stay is calculated by dividing the total number of days patients are on service in the period by the total number of days for discharged patients in the period.

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

(Unaudited)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)

	For the three-month periods ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
Net income attributable to Amedisys, Inc.	$37,792	$26,341	$135,837	$86,682
Add:
Provision for income taxes	23,397	15,461	86,171	54,743
Interest expense, net	2,523	4,931	11,457	15,600
Depreciation and amortization	7,630	4,678	28,312	20,406

EBITDA (1)	$71,342	$51,411	$261,777	$177,431

(1)

EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.